UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest event reported):

August 23, 2004

AUDIBLE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-26529	22-3407945
(Commission File No.)	(IRS Employer Identification No.)

65 Willowbrook Boulevard
Wayne, NJ 07470
(Address of principal executive offices and zip code)

(973) 837-2700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Audible, Inc.’s founder and CEO Donald Katz has adopted a pre-arranged stock trading plan to sell company stock. Mr. Katz may sell up to 48,000 shares of stock over a twelve month period beginning today. Andrew Kaplan, the company’s CFO, has also entered into a separate 10b5-1 plan under which he may sell up to 24,000 shares over the next twelve months.  Both of these individuals are also members of the company’s board of directors.

The plans, adopted under SEC Rule 10b5-1, are designed to avoid any real or perceived conflicts of interest that might arise from the executives’ involvement with the company. Purchases under plans may take place from time to time, subject to certain market conditions over the next year. For each executive, these sales would represent less than 5% of the total stock and options held by him.

Rule 10b5-1 allows corporate insiders to establish prearranged written plans to buy or sell a specified number of shares of company stock over a predetermined period of time. Insiders may adopt such plans when they are not in possession of material inside information in order to gradually change their investment portfolio to minimize market effect of stock sales or purchases by spreading them out over an extended period of time and to avoid concerns about initiating stock transactions while in possession of material nonpublic information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 23, 2004	Audible, Inc.

	By:	/s/ Andrew P. Kaplan
Andrew P. Kaplan
Title: Chief Financial Officer